Exhibit 99.1

Newmont Announces Third Quarter Operating and Financial Results

DENVER--(BUSINESS WIRE)--October 26, 2016--Newmont Mining Corporation (NYSE: NEM) (Newmont or the Company) announced third quarter results.

  Net income: Improved GAAP net income attributable to shareholders from continuing operations of $169 million, or $0.32 per share, compared to $159 million, or $0.30 per share in the prior year quarter; improved adjusted net income1 to $202 million, or $0.38 per basic share, compared to $70 million or $0.13 per share in the prior year quarter; continuing operations exclude Batu Hijau results
  EBITDA: Improved adjusted EBITDA2 to $666 million in the third quarter, compared to $513 million in the prior year quarter
  Cash flow: Generated improved net cash from continuing operating activities of $509 million and free cash flow3 of $240 million, compared to $475 million and $159 million in the prior year quarter
  Attributable production: Produced 1.25 million ounces of gold, improved from 1.21 million ounces in the prior year quarter. Attributable copper production of 15,000 tonnes was unchanged from the prior year quarter
  Costs applicable to sales (CAS): Reported gold CAS of $706 per ounce4 compared to $645 per ounce in the prior year quarter, and copper CAS of $2.14 per pound compared to $1.78 in the prior year quarter
  All-in sustaining costs (AISC)5: Reported gold AISC of $925 per ounce compared to $879 per ounce in the prior year quarter, and copper AISC of $2.57 per pound compared to $2.21 per pound in the prior year quarter
  Outlook: Improved 2016 production and capital outlook
  Portfolio: Newmont achieved commercial production at Merian on schedule and $150 million below the original development capital budget. In North America, the Cripple Creek & Victor expansion reached commercial production on time and budget; first production was achieved at Northwest Exodus; and Long Canyon is progressing favorably to schedule and budget. In Australia, the Tanami expansion project is also on track to reach reach full production next year.
  Shareholder returns: Doubled fourth quarter dividend to $0.05 per share6 and announced an enhanced gold price-linked dividend policy

“Newmont delivered $666 million in adjusted EBITDA and $240 million in free cash flow this quarter, marking eight quarters out of the last ten with positive free cash flow. We continued to optimize our portfolio by bringing Merian into production on time and more than $150 million below budget. We are also on track to begin producing gold at Long Canyon next month – or nearly two months ahead of schedule.” said Gary Goldberg, President and Chief Executive Officer. “Our team is honored to be named the mining industry leader by the Dow Jones Sustainability Index for the second year running – and believe that strong performance in this area underpins our our exceptional operational execution and balance sheet strength. We’re pleased to leverage this performance to return more capital to our investors – our gold price-linked dividend doubled during the quarter and we recently announced plans to enhance our dividend policy, which will hold the potential to increase payout levels by 100 percent or more beginning in the first quarter of 2017.”

_______________________________________________

1 Non-GAAP measure. See end of release for reconciliation to net income attributable to Newmont stockholders.
2 Non-GAAP measure. See end of release for reconciliation to net income attributable to Newmont stockholders.
3 Non-GAAP measure. See end of release for reconciliation to net cash provided by operating activities.
4 Non-GAAP measure. See end of release for reconciliation to costs applicable to sales.
5 Non-GAAP measure. See end of release for reconciliation to cost applicable to sales.
6 Such policy is non-binding; declaration of future dividends remains subject to approval and discretion of the Board of Directors.

Third Quarter Summary Results

Unless otherwise noted, summary results exclude Batu Hijau which was classified as held for sale and reported as discontinued operations in the third quarter. The sale of Newmont’s 48.5 percent stake in PTNNT, which operates the Batu Hijau mine in Indonesia, is expected to close in the fourth quarter. Including this transaction, Newmont will have generated attributable cash proceeds of $2.8 billion from asset sales since 2013 while maintaining steady attributable gold production of about five million ounces per year.

GAAP Net income attributable to Newmont stockholders from continuing operations was $169 million, or $0.32 per share, up from $159 million or $0.30 per share in the prior year quarter. Adjusted Net Income was $202 million or $0.38 per share, up from $70 million or $0.13 per share in the prior year quarter. For comparison purposes, adjusted net income including Batu Hijau would have been $271 million or $0.51 per share, up from $126 million of $0.23 per share in the prior year quarter.

Revenue totaled $1.8 billion in the quarter, up from $1.6 billion in the prior year quarter, primarily due to improved gold pricing.

Average net realized pricing7 was $1,329 per ounce of gold up nearly 20 percent from $1,112 per ounce in the prior year quarter. Copper pricing of $2.04 per pound was also up from $1.97 per pound in the prior year quarter.

Attributable production totaled 1.25 million ounces of gold, improved from 1.21 million ounces in the prior year quarter, with increases at Cripple Creek & Victor, Carlin and Boddington more than offsetting declining production at Yanacocha. Attributable copper production totaled 15,000 tonnes, unchanged from the prior year period.

CAS totalled $983 million or $706 per ounce of gold and $2.14 per pound of copper in the third quarter compared to $925 million or $645 per ounce of gold and $1.78 per pound of copper in the prior year quarter. Third quarter gold CAS per ounce was negatively impacted by inventory adjustments particularly at Yanacocha and Ahafo, and copper CAS by unfavorable inventory adjustments at Phoenix. Carlin benefited from higher grade production from the Leeville underground mine. Gold unit costs also benefited from additional production at CC&V compared to last year.

AISC was $925 per ounce and $2.57 per pound compared to $879 per ounce and $2.21 per pound in the prior year quarter. AISC per ounce was impacted by higher CAS as outlined above.

Capital expenditures8 for the third quarter were $269 million, down from $316 million in the prior year quarter. Development capital spending decreased as construction neared completion at Merian and CC&V. Sustaining capital of $147 million was relatively unchanged from $146 million in the prior year quarter.

Net cash provided by continuing operating activities was $509 million in the third quarter, compared to $475 million in the prior year quarter primarily due to improved gold pricing. Free cash flow of $240 million in the third quarter, was up from $159 million in the prior year quarter due to higher gold pricing and reduced development capital expenditures. The Company held $2,099 million of consolidated cash on its balance sheet at the end of the third quarter.

Adjusted EBITDA7of $666 million in the third quarter, improved from $513 million in the prior year quarter. For comparison purposes, adjusted EBITDA including Batu Hijau would have been $945 million, up from $758 million in the prior year quarter.

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7 Non-GAAP measure. See end of release for reconciliation to sales.
8 Capital expenditures refers to Additions to property plant and mine development from the statements of consolidated cash flows.

	Three Months Ended September 30,			Nine Months Ended September 30,
Operating Results	2016	2015	% Change	2016	2015	% Change
Attributable Sales (koz, kt)
Attributable gold ounces sold	1,230	1,218	1%	3,534	3,443	3%
Attributable copper tonnes sold	14	15	(7)%	38	42	(10)%

Average Realized Price ($/oz, $/lb)
Average realized gold price	$1,329	$1,112	20%	$1,261	$1,167	8%
Average realized copper price	$2.04	$1.97	4%	$2.03	$2.25	(10)%

Attributable Production (koz, kt)
North America	540	434	24%	1,473	1,216	21%
South America	75	125	(40)%	248	363	(32)%
Asia Pacific	429	453	(5)%	1,245	1,272	(2)%
Africa	202	193	5%	609	604	1%
Total Gold	1,246	1,205	3%	3,575	3,455	3%

North America	5	5	—%	15	16	(6)%
Asia Pacific	10	10	—%	26	27	(4)%
Total Copper	15	15	—%	41	43	(5)%

CAS Consolidated ($/oz, $/lb)
North America	$678	$751	(10)%	$702	$735	(4)%
South America	1,022	625	64%	828	573	45%
Asia Pacific	598	595	1%	627	664	(6)%
Africa	778	543	43%	631	501	26%
Total Gold	$706	$645	9%	$682	$644	6%
Total Gold (by-product)	$708	$640	11%	$681	$633	8%

North America	$3.44	$1.96	76%	$2.49	$1.92	30%
Asia Pacific	1.56	1.66	(6)%	1.66	1.76	(6)%
Total Copper	$2.14	$1.78	20%	$1.96	$1.82	8%

AISC Consolidated ($/oz, $/lb)
North America	$831	$955	(13)%	$863	$942	(8)%
South America	1,253	918	36%	1,163	871	34%
Asia Pacific	752	715	5%	766	804	(5)%
Africa	970	723	34%	800	688	16%
Total Gold	$925	$879	5%	$910	$898	1%
Total Gold (by-product)	$935	$885	6%	$916	$895	2%

North America	$4.11	$2.43	69%	$2.90	$2.28	27%
Asia Pacific	1.90	2.05	(7)%	1.96	2.11	(7)%
Total Copper	$2.57	$2.21	16%	$2.30	$2.17	6%

Projects Update

Cripple Creek & Victor (CC&V) expansion includes a new leach pad, recovery plant and mill. Leach pad construction finished ahead of schedule with first production in March 2016. The recovery plant was completed on schedule in July 2016. In 2016 gold production is expected to be between 350,000 and 400,000 ounces at CAS of between $500 and $550 per ounce and AISC of between $600 and $650 per ounce, with production weighted toward the latter part of the year. CC&V development capital is approximately $185 million including approximately $30 million of deferred leach pad expansion costs.

Merian is expected to deliver more than a decade of profitable production and accretive returns. The new mine reached commercial production on October 1, 2016, and was completed on time and more than $150 million below initial development capital budget. Gold production will average between 400,000 and 500,000 ounces (on a 100% basis) annually during the first five years at CAS of between $575 and $675 per ounce and AISC of between $650 and $750 per ounce. Newmont’s 75% share of development capital is estimated at $525 million, with an expected $60 million to be spent in 2017 (on an attributable basis) for additional power, crushing facilities and IT infrastructure.

Long Canyon is an oxide ore body that provides significant exploration upside in an emerging district. Phase 1 is currently being commissioned and the mine is expected to reach commercial production in the fourth quarter of 2016, approximately two months ahead of schedule. This first phase of development includes a surface mine and heap leach operation. Production is expected to average between 100,000 and 150,000 ounces per year at CAS of between $400 and $500 per ounce and AISC of between $500 and $600 per ounce over an eight year mine life. Total development capital is expected to be between $250 and $300 million with minimal spending in 2017.

Tanami Expansion Project includes constructing a second decline in the mine and building incremental capacity in the plant to increase profitable production, add three years of mine life, and serve as a platform for future expansion. The project is on budget and schedule to deliver additional production in mid-2017. The expansion is expected to maintain Tanami’s annual gold production of between 425,000 and 475,000 ounces per year at CAS of between $600 and $650 per ounce. AISC at Tanami is expected to average between $700 and $750 per ounce for the first five years. Capital costs are estimated between $100 million and $120 million with approximately half of that amount spent in 2016 and the remaining amount to be spent in 2017.

Goldstar is a layback in the Carlin North area that is expected to deliver over 500,000 ounces of production over a 13 year period. Sustaining capital costs are estimated between $30 million and $40 million, with approximately $10 million to be spent in 2016.

Northwest Exodus is a sustaining capital underground extension in the Carlin North Area that is expected to prolong mine life by seven years and produce incremental gold production of between 50,000 and 75,000 ounces per year in the first five years. It is also expected to improve Carlin’s CAS by an average of $20 per ounce and AISC by an average of $25 per ounce. First gold was produced in August 2016 and the project is expected to reach full production at the beginning of 2018.

Subika Underground and Ahafo Mill Expansion projects would increase profitable production at Ahafo while lowering costs and offsetting the impacts of lower grades. The Subika Underground has a mine life of 11 years, and adds between 150,000 and 200,000 ounces of gold production for the first five years, beginning 2018. The Ahafo Mill Expansion would add between 75,000 and 100,000 ounces of gold production beginning in 2019. Development capital for the projects is estimated at between $140 and $180 million for the Ahafo Mill Expansion and between $150 and $200 million for Subika Underground. Both projects are expected to be reviewed for approval in the fourth quarter of 2016.

2016 Outlook

Attributable gold production is expected to be between 4.8 and 5.0 million ounces in 2016. Higher production at CC&V, Tanami, Merian and Long Canyon is expected to offset the impacts of maturing operations at Yanacocha and the sale of Batu Hijau.

Attributable copper production is expected to be between 40,000 and 60,000 tonnes in 2016, with stable production expected at Phoenix and Boddington.

Gold cost outlook – CAS is expected to be between $640 and $690 per ounce in 2016 up from prior guidance of between $630 and $680 per ounce. 2016 CAS outlook was negatively impacted by inventory adjustments at Ahafo and geotechnical issues at an open pit mine at Carlin. These impacts were partially offset by higher throughput and recovery at Akyem and Twin Creeks; higher grades at Phoenix; and new low cost production at Merian and Long Canyon.

AISC is expected to be between $870 and $930 per ounce in 2016, in line with previous guidance as slightly higher CAS per ounce is offset by lower sustaining capital.

Copper cost outlook – Copper CAS is expected to be between $1.90 and $2.10 per pound, and copper AISC is expected to be between $2.30 and $2.50 per pound in 2016. 2016 copper CAS and AISC increased as inventory adjustments at Phoenix more than offset cost and efficiency improvements at Boddington.

Capital – 2016 capital has been reduced and is expected to be between $970 million and $1.2 billion. This amount includes sustaining capital expenditure of between $550 and $600 million.

Consolidated expense outlook – 2016 depreciation is expected to be between $1.2 and $1.3 billion up from prior guidance of between $1.1 and $1.2 billion, due in part to earlier than expected production at CC&V, Merian and Long Canyon. 2016 tax rate guidance is expected to be 30 to 34 percent after fully adjusting for the exclusion of Indonesian taxable income.

Newmont will provide updated long term outlook in the first quarter of 2017.

Debt – The Company expects to pay between $260 and $280 million of interest expense in 2016. So far this year, Newmont has reduced consolidated debt by more than $1.1 billion, including $330 million from the PTNNT credit facility. Newmont remains on track to exceed targeted debt repayment of between $800 million and $1.3 billion of debt by 2018.

2016 Outlooka

	Consolidated			Attributable			Consolidated			Consolidated All in Sustaining			Consolidated Total Capital
	Production			Production			CAS			Costs[b]			Expenditures
	(Koz, Kt)			(Koz, Kt)			($/oz, $/lb)			($/oz, $/lb)			($M)
North America
Carlin	970	–	1,030	970	–	1,030	$775	–	$825	$960	–	$990	$150	–	$170
Phoenix[c]	190	–	210	190	–	210	$775	–	$825	$900	–	$950	$20	–	$30
Twin Creeks[d]	410	–	440	410	–	440	$500	–	$550	$600	–	$650	$25	–	$35
CC&V	375	–	425	375	–	425	$500	–	$550	$600	–	$650	$80	–	$90
Long Canyon	10	–	20	10	–	20	$300	–	$350	$350	–	$400	$100	–	$120
Other North America													$5	–	$15
Total	1,970	–	2,130	1,970	–	2,130	$670	–	$720	$800	–	$875	$375	–	$425

South America
Yanacocha[e]	630	–	660	310	–	350	$820	–	$870	$1,100	–	$1,170	$70	–	$90
Merian	90	–	110	70	–	80	$430	–	$460	$475	–	$525	$210	–	$250
Total	720	–	770	380	–	430	$760	–	$810	$1,050	–	$1,150	$280	–	$340

Asia Pacific
Boddington	750	–	800	750	–	800	$660	–	$700	$750	–	$800	$60	–	$70
Tanami	400	–	475	400	–	475	$500	–	$550	$750	–	$800	$150	–	$160
Kalgoorlie[f]	350	–	400	350	–	400	$650	–	$700	$725	–	$775	$10	–	$20
Other Asia Pacific													$5	–	$15
Total	1,500	–	1,675	1,500	–	1,675	$600	–	$650	$760	–	$820	$225	–	$265

Africa
Ahafo	330	–	360	330	–	360	$820	–	$860	$1,025	–	$1,090	$60	–	$80
Akyem	440	–	470	440	–	470	$490	–	$530	$575	–	$625	$20	–	$25
Total	770	–	830	770	–	830	$625	–	$675	$780	–	$830	$80	–	$105

Corporate/Other													$10	–	$15
Total Gold[g]	5,100	–	5,350	4,800	–	5,000	$640	–	$690	$870	–	$930	$970	–	$1,150

Phoenix	15	–	25	15	–	25	$2.50	–	$2.70	$3.00	–	$3.20
Boddington	25	–	35	25	–	35	$1.60	–	$1.80	$1.95	–	$2.15
Total Copper	40	–	60	40	–	60	$1.90	–	$2.10	$2.30	–	$2.50

Consolidated Expense Outlook[h]
General & Administrative	$225	–	$275
Interest Expense	$260	–	$280
DD&A	$1,200	–	$1,275
Exploration and Projects	$275	–	$300
Sustaining Capital	$550	–	$600
Tax Rate	30%	–	34%

a2016 Outlook in the table above are considered “forward-looking statements” and are based upon certain assumptions, including, but not limited to, metal prices, oil prices, certain exchange rates and other assumptions. For example, 2016 Outlook assumes $1,300/oz Au, $2.00/lb Cu, $0.75 USD/AUD exchange rate and $50/barrel WTI; AISC and CAS cost estimates do not include inflation, for the remainder of the year. Production, AISC and capital estimates exclude projects that have not yet been approved, (Twin Underground, Ahafo Mill Expansion and Subika Underground). The potential impact on inventory valuation as a result of lower prices, input costs, and project decisions are not included as part of this Outlook. Such assumptions may prove to be incorrect and actual results may differ materially from those anticipated. See cautionary note at the end of the release.
bAll-in sustaining costs as used in the Company’s Outlook is a non-GAAP metric defined as the sum of cost applicable to sales (including all direct and indirect costs related to current gold production incurred to execute on the current mine plan), remediation costs (including operating accretion and amortization of asset retirement costs), G&A, exploration expense, advanced projects and R&D, treatment and refining costs, other expense, net of one-time adjustments and sustaining capital. See reconciliation at the end of the release.
cIncludes Lone Tree operations.
dIncludes TRJV operations.
eConsolidated production for Yanacocha is presented on a total production basis for the mine site; attributable production represents a 51.35% interest. Yanacocha CAS and AISC guidance adjusted for La Quinua leach pad revision.
fBoth consolidated and attributable production are shown on a pro-rata basis with a 50% ownership for Kalgoorlie.
gProduction outlook does not include equity production from stakes in TMAC (29.2%) or La Zanja (46.94%).
hConsolidated expense outlook is adjusted to exclude extraordinary items. For example, the tax rate outlook above is a consolidated adjusted rate, which assumes the exclusion of certain tax valuation allowance adjustments. Beginning in 2016, regional general and administrative expense is included in total general and administrative expense (G&A) and community development cost is included in CAS.

NEWMONT MINING CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in millions except per share)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Sales	$1,791	$1,560	$4,922	$4,633

Costs and expenses
Costs applicable to sales (1)	983	925	2,736	2,609
Depreciation and amortization	335	292	892	792
Reclamation and remediation	25	22	67	65
Exploration	39	34	107	115
Advanced projects, research and development	34	31	105	87
General and administrative	63	59	178	180
Other expense, net	21	27	54	73
	1,500	1,390	4,139	3,921
Other income (expense)
Other income, net	(4)	142	93	136
Interest expense, net	(64)	(74)	(204)	(226)
	(68)	68	(111)	(90)
Income (loss) before income and mining tax and other items	223	238	672	622
Income and mining tax benefit (expense)	(90)	(61)	(555)	(302)
Equity income (loss) of affiliates	2	(18)	(8)	(34)
Income (loss) from continuing operations	135	159	109	286
Income (loss) from discontinued operations, net of tax	(448)	126	(225)	376
Net income (loss)	(313)	285	(116)	662
Net loss (income) attributable to noncontrolling interests , net of tax
Continuing operations	34	—	62	(11)
Discontinued operations	(79)	(66)	(229)	(177)
	(45)	(66)	(167)	(188)
Net income (loss) attributable to Newmont stockholders	$($358)	$219	$($283)	$474

Net income (loss) attributable to Newmont stockholders:
Continuing operations	$169	$159	$171	$275
Discontinued operations	(527)	60	(454)	199
	$($358)	$219	$($283)	$474
Income (loss) per common share
Basic:
Continuing operations	$0.32	$0.30	$0.32	$0.54
Discontinued operations	(0.99)	0.12	(0.85)	0.39
	$($0.67)	$0.42	$($0.53)	$0.93
Diluted:
Continuing operations	$0.32	$0.30	$0.32	$0.54
Discontinued operations	(0.99)	0.12	(0.85)	0.39
	$($0.67)	$0.42	$($0.53)	$0.93

Cash dividends declared per common share	$0.025	$0.025	$0.075	$0.075

(1) Excludes Depreciation and amortization and Reclamation and remediation.

NEWMONT MINING CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited, in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Operating activities:
Net income (loss)	$(313)	$284	$(116)	$662
Adjustments:
Depreciation and amortization	335	291	892	792
Stock-based compensation	17	18	54	58
Reclamation and remediation	20	21	60	61
Loss (income) from discontinued operations	457	(124)	225	(376)
Impairment of investments	—	29	—	102
Deferred income taxes	74	43	456	132
Gain on asset and investment sales, net	(5)	(66)	(109)	(109)
Gain on deconsolidation of TMAC	—	(76)	—	(76)
Other operating adjustments and impairments	117	85	297	240
Net change in operating assets and liabilities	(193)	(30)	(432)	(182)
Net cash provided by operating activities of continuing operations	509	475	1,327	1,304
Net cash provided by operating activities of discontinued operations (1)	348	335	826	569
Net cash provided by operating activities	857	810	2,153	1,873
Investing activities:
Additions to property, plant and mine development	(269)	(316)	(832)	(889)
Acquisitions, net	—	(819)	—	(819)
Proceeds from sales of investments	—	—	184	29
Proceeds from sales of other assets	—	82	8	126
Other	(15)	(41)	(21)	(47)
Net cash used in investing activities of continuing operations	(284)	(1,094)	(661)	(1,600)
Net cash used in investing activities of discontinued operations	(13)	(19)	(41)	(52)
Net cash used in investing activities	(297)	(1,113)	(702)	(1,652)
Financing activities:
Repayment of debt	(276)	—	(777)	(227)
Proceeds from stock issuance, net	—	—	—	675
Proceeds from sale of noncontrolling interests	—	—	—	37
Funding from noncontrolling interests	8	27	58	89
Acquisition of noncontrolling interests	(19)	(2)	(19)	(8)
Dividends paid to noncontrolling interests	—	—	(146)	(3)
Dividends paid to common stockholders	(14)	(14)	(41)	(38)
Other	(2)	2	(1)	—
Net cash (used in) provided by financing activities of continuing operations	(303)	13	(926)	525
Net cash used in financing activities of discontinued operations	(164)	(50)	(319)	(164)
Net cash (used in) provided by financing activities	(467)	(37)	(1,245)	361
Effect of exchange rate changes on cash	(1)	(3)	4	(21)
Net change in cash and cash equivalents	92	(343)	210	561
Less net change in cash and cash equivalents in assets held for sale	174	269	474	362
	(82)	(612)	(264)	199
Cash and cash equivalents at beginning of period	2,181	3,042	2,363	2,231
Cash and cash equivalents at end of period	$2,099	$2,430	$2,099	$2,430

(1)	Net cash provided by operating activities of discontinued operations includes $(3) and $(3) for the three months ended September 31, 2016 and 2015, respectively, and $(8) and $(9) for the nine months ended September 31, 2016 and 2015, respectively, related to the Holt property royalty that was paid out of cash and cash equivalents held for use.

NEWMONT MINING CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited, in millions)

	At September 30,	At December 31,
	2016	2015
ASSETS
Cash and cash equivalents	$2,099	$2,363
Trade receivables	141	81
Other accounts receivables	152	134
Investments	80	19
Inventories	609	561
Stockpiles and ore on leach pads	785	782
Other current assets	123	83
Current assets held for sale	3,124	960
Current assets	7,113	4,983
Property, plant and mine development, net	13,170	13,210
Investments	239	402
Stockpiles and ore on leach pads	1,877	1,896
Deferred income tax assets	1,295	1,712
Other non-current assets	387	445
Non-current assets held for sale	-	2,482
Total assets	$24,081	$25,130

LIABILITIES
Debt	$564	$9
Accounts payable	304	315
Employee-related benefits	241	278
Income and mining taxes payable	97	38
Other current liabilities	456	487
Current liabilities held for sale	874	289
Current liabilities	2,536	1,416
Debt	4,552	5,854
Reclamation and remediation liabilities	1,587	1,555
Deferred income tax liabilities	563	538
Employee-related benefits	378	409
Other non-current liabilities	356	310
Non-current liabilities held for sale	-	756
Total liabilities	9,972	10,838

EQUITY
Common stock	849	847
Additional paid-in capital	9,469	9,427
Accumulated other comprehensive income (loss)	(302)	(334)
Retained earnings	1,086	1,410
Newmont stockholders' equity	11,102	11,350
Noncontrolling interests	3,007	2,942
Total equity	14,109	14,292
Total liabilities and equity	$24,081	$25,130

Regional Operating Statistics

	Consolidated gold		Attributable gold
	ounces produced		ounces produced
	(thousands):		(thousands):
	Three Months Ended		Three Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
North America
Carlin	273	231	273	231
Phoenix	57	53	57	53
Twin Creeks	96	119	96	119
CC&V	114	31	114	31
	540	434	540	434
South America
Yanacocha	147	242	75	125
	147	242	75	125
Asia Pacific
Boddington	220	205	220	205
Tanami	114	126	114	126
Waihi	—	33	—	33
Kalgoorlie	95	89	95	89
	429	453	429	453
Africa
Ahafo	86	77	86	77
Akyem	116	116	116	116
	202	193	202	193
	1,318	1,322	1,246	1,205
Consolidated copper pounds produced (millions):
Phoenix	11	12	11	12
Boddington	21	21	21	21
	32	33	32	33
Consolidated copper tonnes produced (thousands):
Phoenix	5	5	5	5
Boddington	10	10	10	10
	15	15	15	15

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Unless otherwise noted, we present the Non-GAAP financial measures of our continuing operations in the tables below. For additional information regarding our discontinued operations, see Note 3 to the Condensed Consolidated Financial Statements.

Adjusted net income (loss)

Management uses Adjusted net income (loss) to evaluate the Company’s operating performance and for planning and forecasting future business operations. The Company believes the use of Adjusted net income (loss) allows investors and analysts to understand the results of the continuing operations of the Company and its direct and indirect subsidiaries relating to the production and sale of minerals, by excluding certain items that have a disproportionate impact on our results for a particular period. The net income (loss) adjustments are generally presented net of tax at the Company’s statutory effective tax rate of 35% and net of our partners’ noncontrolling interests when applicable. The impact of the adjustments through the Company’s valuation allowance is included in Tax adjustments. The Tax adjustment also includes items such as foreign tax credits, alternative minimum tax credits, capital losses and disallowed foreign losses. Management’s determination of the components of Adjusted net income (loss) are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted net income (loss) as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net income (loss) attributable to Newmont stockholders	$(358)	$219	$(283)	$474
Loss (income) attributable to Newmont stockholders from discontinued operations (1)
Holt property royalty obligation	19	(17)	72	(34)
Batu Hijau operations	(69)	(43)	(195)	(165)
Loss on classification as held for sale	577	—	577	—
Net income (loss) attributable to Newmont stockholders from continuing operations	169	159	171	275
Impairment of investments (2)	—	19	—	66
Impairment of long-lived assets (3)	—	2	2	4
Restructuring and other (4)	6	7	14	14
Acquisition costs (5)	6	5	7	10
Loss (gain) on asset and investment sales (6)	(4)	(36)	(108)	(63)
Gain on deconsolidation of TMAC (7)	—	(49)	—	(49)
Loss on debt repayment (8)	1	—	3	—
La Quinua leach pad revision (9)	17	—	17	—
Tax adjustments (10)	7	(37)	380	79
Adjusted net income (loss)	$202	$70	$486	$336

Batu Hijau operations	69	43	195	165
Batu Hijau tax adjustments (10)	—	13	—	(14)
Adjusted net income (loss) including Batu Hijau operations	$271	$126	$681	$487

Net income (loss) per share, basic	$(0.67)	$0.42	$(0.53)	$0.93
Loss (income) attributable to Newmont stockholders from discontinued operations, net of taxes
Holt property royalty obligation	0.04	(0.04)	0.14	(0.07)
Batu Hijau operations	(0.13)	(0.08)	(0.37)	(0.32)
Loss on classification as held for sale	1.08	—	1.08	—
Net income (loss) attributable to Newmont stockholders from continuing operations	0.32	0.30	0.32	0.54
Impairment of investments, net of taxes	—	0.04	—	0.13
Impairment of long-lived assets, net of taxes	—	0.01	—	0.01
Restructuring and other, net of taxes	0.01	0.02	0.03	0.03
Acquisition costs, net of taxes	0.01	0.01	0.01	0.02
Loss (gain) on asset and investment sales, net of taxes	(0.01)	(0.07)	(0.21)	(0.12)
Gain on deconsolidation of TMAC, net of taxes	—	(0.10)	—	(0.10)
Loss on debt repayment, net of taxes	0.01	—	0.01	—
La Quinua leach pad revision	0.03	—	0.03	—
Tax adjustments	0.01	(0.08)	0.73	0.15
Adjusted net income (loss) per share, basic	$0.38	$0.13	$0.92	$0.66

Batu Hijau operations	0.13	0.08	0.37	0.32
Batu Hijau tax adjustments	—	0.03	—	(0.02)
Adjusted net income (loss) including Batu Hijau operations per share, basic	$0.51	$0.24	$1.29	$0.96

Net income (loss) per share, diluted	$(0.67)	$0.42	$(0.53)	$0.93
Loss (income) attributable to Newmont stockholders from discontinued operations, net of taxes
Holt property royalty obligation	0.04	(0.04)	0.14	(0.07)
Batu Hijau operations	(0.13)	(0.08)	(0.37)	(0.32)
Loss on classification as held for sale	1.08	—	1.08	—
Net income (loss) attributable to Newmont stockholders from continuing operations	0.32	0.30	0.32	0.54
Impairment of investments, net of taxes	—	0.04	—	0.13
Impairment of long-lived assets, net of taxes	—	0.01	—	0.01
Restructuring and other, net of taxes	0.01	0.02	0.03	0.03
Acquisition costs, net of taxes	0.01	0.01	0.01	0.02
Loss (gain) on asset and investment sales, net of taxes	(0.01)	(0.07)	(0.21)	(0.12)
Gain on deconsolidation of TMAC, net of taxes	—	(0.10)	—	(0.10)
Loss on debt repayment, net of taxes	0.01	—	0.01	—
La Quinua leach pad revision	0.03	—	0.03	—
Tax adjustments	0.01	(0.08)	0.72	0.15
Adjusted net income (loss) per share, diluted	$0.38	$0.13	$0.91	$0.66

Batu Hijau operations	0.13	0.08	0.37	0.32
Batu Hijau tax adjustments	—	0.02	—	(0.03)
Adjusted net income (loss) including Batu Hijau operations per share, basic	$0.51	$0.23	$1.28	$0.95

(1)	Loss (income) from discontinued operations relates to (i) adjustments in our Holt property royalty, presented net of tax expense (benefit) of $(9), $7, $(32) and $15, respectively, (ii) the operations of Batu Hijau, presented net of tax expense (benefit) of $90, $90, $258 and $194, respectively, and amounts attributed to noncontrolling interest income (expense) of $(79), $(66), $(229) and $(177), respectively, and (iii) the loss on classification as held for sale, which has been recorded on an attributable basis. For additional information regarding our discontinued operations, see Note 3 to our Condensed Consolidated Financial Statements.
(2)	Impairment of investments, included in Other income, net, represents other-than-temporary impairments on equity and cost method investments and does not relate to our core operations. Amounts are presented net of tax expense (benefit) of $-, $(10), $- and $(36), respectively.
(3)	Impairment of long-lived assets, included in Other expense, net, represents non-cash write-downs that do not impact our core operations. Amounts are presented net of tax expense (benefit) of $-, $(1), $(1) and $(2), respectively, and amounts attributed to noncontrolling interest income (expense) of $-, $-, $(1) and $-, respectively.
(4)	Restructuring and other, included in Other expense, net, represents certain costs associated with the Full Potential initiative announced in 2013, accrued legal costs in our Africa region during 2016 as well as system integration costs related to our acquisition of CC&V. Amounts are presented net of tax expense (benefit) of $(1), $(4), $(10) and $(9), respectively, and amounts attributed to noncontrolling interest income (expense) of $-, $(1), $(2) and $(3), respectively.
(5)	Acquisition costs, included in Other expense, net, represents adjustments made in 2016 to the contingent consideration liability from the acquisition of Boddington and costs associated with the acquisition of CC&V in 2015. Amounts are presented net of tax expense (benefit) of $(3), $(2), $(4) and $(5), respectively.
(6)	Loss (gain) on asset and investment sales, included in Other income, net, primarily represents the sale of our holdings in Regis Resources Ltd. in the first quarter of 2016, income recorded in the third quarter of 2016 associated with contingent consideration from the sale of certain properties in our North America segment during 2015, land sales of Hemlo mineral rights in Canada and the Relief Canyon mine in Nevada during the first quarter of 2015 and a gain related to the sale of our holdings in EGR in the third quarter of 2015. Amounts are presented net of tax expense (benefit) of $1, $30, $1 and $46, respectively.
(7)	Gain on deconsolidation of TMAC, included in Other income, net, resulted from the determination that TMAC should no longer be considered a variable interest entity during the third quarter of 2015. Amounts are presented net of tax expense (benefit) of $-, $27, $-, $27 expense (benefit), respectively.
(8)	Loss on debt repayment, included in Other income, net, represents the impact of the debt tender offer on our 2019 Notes and 2039 Notes during the first quarter of 2016 and our Term Loan paydown in the third quarter of 2016. Amounts are presented net of tax expense (benefit) of $-, $-, $(1) and $-, respectively.
(9)	La Quinua leach pad revision, included in Costs applicable to sales and Depreciation and amortization, represents a significant write off of the estimated recoverable ounces in our South America segment during the third quarter of 2016. Amounts are presented net of tax expense (benefit) of $(9), $-, $(9) and $-, respectively, and amounts attributed to noncontrolling interest income (expense) of $(25), $-, $(25) and $-, respectively.
(10)	Tax adjustments include movements in tax valuation allowance and tax adjustments not related to core operations. Second quarter and year to date tax adjustments were primarily the result of a tax restructuring and a loss carryback, both of which resulted in an increase in the Company’s valuation allowance on credits.

Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (Adjusted EBITDA)

Management uses Earnings before interest, taxes and depreciation and amortization (“EBITDA”) and EBITDA adjusted for non-core or certain items that have a disproportionate impact on our results for a particular period (“Adjusted EBITDA”) as non-GAAP measures to evaluate the Company’s operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be considered an alternative to, net earnings (loss), operating earnings (loss), or cash flow from operations as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of Adjusted EBITDA is not necessarily comparable to such other similarly titled captions of other companies. The Company believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. Management’s determination of the components of Adjusted EBITDA are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to EBITDA and Adjusted EBITDA as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net income (loss) attributable to Newmont stockholders	$(358)	$219	$(283)	$474
Net income (loss) attributable to noncontrolling interests, net of tax
Continuing operations	(34)	—	(62)	11
Batu Hijau operations	79	66	229	177
	45	66	167	188
Loss (income) from discontinued operations, net of tax (1)
Holt property royalty obligation	19	(17)	72	(34)
Batu Hijau operations	(148)	(109)	(424)	(342)
Loss on classification as held for sale	577	—	577	—
	448	(126)	225	(376)
Equity loss (income) of affiliates	(2)	18	8	34
Income and mining tax expense (benefit)	90	61	555	302
Depreciation and amortization	335	292	892	792
Interest expense, net	64	74	204	226
EBITDA	$622	$604	$1,768	$1,640
Adjustments:
Impairment of investments (2)	$—	$29	$—	$102
Impairment of long-lived assets (3)	—	3	4	6
Restructuring and other (4)	7	12	26	26
Acquisition costs (5)	9	7	11	15
Gain on deconsolidation of TMAC (6)	—	(76)	—	(76)
Loss on debt repayment (7)	1	—	4	—
La Quinua leach pad revision (8)	32	—	32	—
Loss (gain) on asset and investment sales (9)	(5)	(66)	(109)	(109)
Adjusted EBITDA	$666	$513	$1,736	$1,604

Loss (income) from discontinued operations of Batu Hijau operations, net of tax	148	109	424	342
Batu Hijau Income and mining tax expense (benefit)	90	90	258	194
Batu Hijau Depreciation and amortization	36	39	115	104
Batu Hijau Interest expense, net	5	7	15	22
Adjusted EBITDA including Batu Hijau	$945	$758	$2,548	$2,266

(1)	Loss (income) from discontinued operations relates to (i) adjustments in our Holt property royalty, presented net of tax expense (benefit) of $(9), $7, $(32) and $15, respectively, (ii) the operations of Batu Hijau, presented net of tax expense (benefit) of $90, $90, $258 and $194, respectively, and (iii) the loss on classification as held for sale, which has been recorded on an attributable basis. For additional information regarding our discontinued operations, see Note 3 to our Condensed Consolidated Financial Statements.
(2)	Impairment of investments, included in Other income, net, represents other-than-temporary impairments on equity and cost method investments and does not relate to our core operations.
(3)	Impairment of long-lived assets, included in Other expense, net, represents non-cash write-downs that do no impact our core operations.
(4)	Restructuring and other, included in Other expense, net, represents certain costs associated with the Full Potential initiative announced in 2013, accrued legal costs in our Africa region during 2016 as well as system integration costs related to our acquisition of CC&V.
(5)	Acquisition costs, included in Other expense, net represents adjustments made in 2016 to the contingent consideration liability from the acquisition of Boddington, and costs associated with the acquisition of CC&V in 2015.
(6)	Gain on deconsolidation of TMAC, included in Other income, net, resulted from the determination that TMAC should no longer be considered a variable interest entity during the third quarter of 2015.
(7)	Loss on debt repayment, included in Other income, net, represents the impact of the debt tender offer on our 2019 Notes and 2039 Notes during the first quarter of 2016 and our Term Loan paydown in the third quarter of 2016.
(8)	La Quinua leach pad revision, included in Costs applicable to sales, represents a significant write off of the estimated recoverable ounces in our South America segment during the third quarter of 2016.
(9)	Loss (gain) on asset and investment sales, included in Other income, net, primarily represents the sale of our holdings in Regis Resources Ltd. in the first quarter of 2016, income recorded in the third quarter of 2016 associated with contingent consideration from the sale of certain properties in our North America segment during 2015, land sales of Hemlo mineral rights in Canada and the Relief Canyon mine in Nevada during the first quarter of 2015 and a gain related to the sale of our holdings in EGR in the third quarter of 2015.

Free Cash Flow

Management uses Free Cash Flow as a non-GAAP measure to analyze cash flows generated from operations. Free Cash Flow is Net cash provided by operating activities less Net cash used in operating activities of discontinued operations less Additions to property, plant and mine development as presented on the Condensed Consolidated Statements of Cash Flow. The Company believes Free Cash Flow is also useful as one of the bases for comparing the Company’s performance with its competitors. Although Free Cash Flow and similar measures are frequently used as measures of cash flows generated from operations by other companies, the Company’s calculation of Free Cash Flow is not necessarily comparable to such other similarly titled captions of other companies.

The presentation of non-GAAP Free Cash Flow is not meant to be considered in isolation or as an alternative to net income as an indicator of the Company’s performance, or as an alternative to cash flows from operating activities as a measure of liquidity as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. The Company’s definition of Free Cash Flow is limited in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, the Company believes it is important to view Free Cash Flow as a measure that provides supplemental information to the Company’s Condensed Consolidated Statements of Cash Flow.

The following table sets forth a reconciliation of Free Cash Flow, a non-GAAP financial measure, to Net cash provided by operating activities, which the Company believes to be the GAAP financial measure most directly comparable to Free Cash Flow, as well as information regarding Net cash used in investing activities and Net cash (used in) provided by financing activities.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net cash provided by operating activities	$857	$810	$2,153	$1,873
Less: Net cash provided by operating activities of discontinued operations	(348)	(335)	(826)	(569)
Net cash provided by operating activities of continuing operations	509	475	1,327	1,304
Less: Additions to property, plant and mine development	(269)	(316)	(832)	(889)
Free Cash Flow	$240	$159	$495	$415

Net cash used in investing activities (1)	$(297)	$(1,113)	$(702)	$(1,652)
Net cash (used in) provided by financing activities	$(467)	$(37)	$(1,245)	$361
(1)	Net cash used in investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.

Costs applicable to sales per ounce/pound

Costs applicable to sales per ounce/pound are non-GAAP financial measures. These measures are calculated by dividing the costs applicable to sales from continuing operations of gold and copper by gold ounces or copper pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on a consolidated basis. Costs applicable to sales per ounce/pound statistics are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

The following tables reconcile these non-GAAP measures from continuing operations to the most directly comparable GAAP measures.

Costs applicable to sales per ounce

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Costs applicable to sales (1)	$918	$865	$2,571	$2,439
Gold sold (thousand ounces)	1,300	1,343	3,766	3,787
Costs applicable to sales per ounce	$706	$645	$682	$644
(1)	Includes by-product credits of $11 and $31 during the three and nine months ended September 30, 2016, respectively, and $10 and $32 during the three and nine months ended September 30, 2015, respectively.

Costs applicable to sales per pound

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Costs applicable to sales (1)	$65	$60	$165	$170
Copper sold (million pounds)	30	33	84	93
Costs applicable to sales per pound	$2.14	$1.78	$1.96	$1.82
(1)	Includes by-product credits of $2 and $4 during the three and nine months ended September 30, 2016, respectively, and $2 and $4 during the three and nine months ended September 30, 2015, respectively.

All-In Sustaining Costs

Newmont has worked to develop a metric that expands on GAAP measures such as cost of goods sold and non-GAAP measures, such as Costs applicable to sales per ounce, to provide visibility into the economics of our mining operations related to expenditures, operating performance and the ability to generate cash flow from our continuing operations.

Current GAAP-measures used in the mining industry, such as cost of goods sold, do not capture all of the expenditures incurred to discover, develop, and sustain gold production. Therefore, we believe that all-in sustaining costs is a non-GAAP measure that provides additional information to management, investors, and analysts that aid in the understanding of the economics of our operations and performance compared to other producers and in the investor’s visibility by better defining the total costs associated with production.

All-in sustaining cost (“AISC”) amounts are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks such as in International Financial Reporting Standards (“IFRS”), or by reflecting the benefit from selling non-gold metals as a reduction to AISC. Differences may also arise related to definitional differences of sustaining versus development capital activities based upon each company’s internal policies.

The following disclosure provides information regarding the adjustments made in determining the all-in sustaining costs measure:

Costs Applicable to Sales - Includes all direct and indirect costs related to current gold production incurred to execute the current mine plan. We exclude certain exceptional or unusual amounts from Costs applicable to sales (“CAS”), such as significant revisions to recovery amounts. CAS includes by-product credits from certain metals obtained during the process of extracting and processing the primary ore-body. CAS is accounted for on an accrual basis and excludes Depreciation and amortization and Reclamation and remediation, which is consistent with our presentation of CAS on the Condensed Consolidated Statements of Operations. In determining AISC, only the CAS associated with producing and selling an ounce of gold is included in the measure. Therefore, the amount of gold CAS included in AISC is derived from the CAS presented in the Company’s Condensed Consolidated Statements of Operations less the amount of CAS attributable to the production of copper at our Phoenix and Boddington mines. The copper CAS at those mine sites is disclosed in Note 5 to the Condensed Consolidated Financial Statements. The allocation of CAS between gold and copper at the Phoenix and Boddington mines is based upon the relative sales value of copper and gold produced during the period.

Reclamation Costs - Includes accretion expense related to Asset Retirement Obligation (“ARO”) and the amortization of the related Asset Retirement Cost (“ARC”) for the Company’s operating properties. Accretion related to the ARO and the amortization of the ARC assets for reclamation does not reflect annual cash outflows but are calculated in accordance with GAAP. The accretion and amortization reflect the periodic costs of reclamation associated with current gold production and are therefore included in the measure. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix and Boddington mines.

Advanced Projects and Exploration - Includes incurred expenses related to projects that are designed to increase or enhance current gold production and gold exploration. We note that as current resources are depleted, exploration and advanced projects are necessary for us to replace the depleting reserves or enhance the recovery and processing of the current reserves. As this relates to sustaining our gold production, and is considered a continuing cost of a mining company, these costs are included in the AISC measure. These costs are derived from the Advanced projects, research and development and Exploration amounts presented in the Condensed Consolidated Statements of Operations less the amount attributable to the production of copper at our Phoenix and Boddington mines. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix and Boddington mines.

General and Administrative - Includes costs related to administrative tasks not directly related to current gold production, but rather related to supporting our corporate structure and fulfilling our obligations to operate as a public company. Including these expenses in the AISC metric provides visibility of the impact that general and administrative activities have on current operations and profitability on a per ounce basis.

Other expense, net - Includes administrative costs to support current gold production. We exclude certain exceptional or unusual expenses from Other expense, net, such as restructuring, as these are not indicative to sustaining our current gold operations. Furthermore, this adjustment to Other expense, net is also consistent with the nature of the adjustments made to Net income (loss) attributable to Newmont stockholders as disclosed in the Company’s non-GAAP financial measure Adjusted net income (loss). The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix and Boddington mines.

Treatment and Refining Costs - Includes costs paid to smelters for treatment and refining of our concentrates to produce the salable metal. These costs are presented net as a reduction of Sales.

Sustaining Capital - We determined sustaining capital as those capital expenditures that are necessary to maintain current gold production and execute the current mine plan. Capital expenditures to develop new operations, or related to projects at existing operations where these projects will enhance gold production or reserves, are considered development. We determined the classification of sustaining and development capital projects based on a systematic review of our project portfolio in light of the nature of each project. Sustaining capital costs are relevant to the AISC metric as these are needed to maintain the Company’s current gold operations and provide improved transparency related to our ability to finance these expenditures from current operations. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix and Boddington mines.

			Advanced			Treatment				All-In
	Costs		Projects	General	Other	and		All-In	Ounces	Sustaining
Three Months Ended	Applicable	Reclamation	and	and	Expense,	Refining	Sustaining	Sustaining	(000)/Pounds	Costs per
September 30, 2016	to Sales (1)(2)(3)	Costs (4)	Exploration	Administrative	Net (5)	Costs	Capital (6)	Costs	(millions) Sold	oz/lb
Gold
Carlin	$212	$2	$7	$1	$—	$—	$36	$258	272	$949
Phoenix	30	1	—	—	—	2	3	36	47	766
Twin Creeks	52	—	2	1	—	—	8	63	96	656
Long Canyon	—	—	4	—	—	—	—	4	—	—
CC&V	65	1	3	—	—	—	4	73	113	646
Other North America	—	—	3	1	1	—	—	5	—	—
North America	359	4	19	3	1	2	51	439	528	831

Yanacocha	116	15	6	2	—	—	27	166	146	1,137
Merian	—	—	7	—	—	—	—	7	—	—
Other South America	—	—	8	2	—	—	—	10	—	—
South America	116	15	21	4	—	—	27	183	146	1,253

Boddington	139	1	—	—	—	6	13	159	220	723
Tanami	57	1	4	—	—	—	24	86	112	768
Kalgoorlie	57	1	1	—	—	1	5	65	91	714
Other Asia Pacific	—	—	2	4	1	—	1	8	—	—
Asia Pacific	253	3	7	4	1	7	43	318	423	752

Ahafo	95	2	8	—	1	—	13	119	86	1,384
Akyem	63	2	4	—	1	—	5	75	117	641
Other Africa	—	—	1	2	—	—	—	3	—	—
Africa	158	4	13	2	2	—	18	197	203	970

Corporate and Other	—	—	13	50	1	—	1	65	—	—
Total Gold	$886	$26	$73	$63	$5	$9	$140	$1,202	1,300	$925

Copper
Phoenix	$32	$1	$—	$—	$—	$—	$4	$37	9	$4.11
Boddington	33	1	—	—	—	3	3	40	21	1.90
Total Copper	$65	$2	$—	$—	$—	$3	$7	$77	30	$2.57

Consolidated	$951	$28	$73	$63	$5	$12	$147	$1,279
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $13.
(3)	Includes stockpile and leach pad inventory adjustments of $8 at Carlin, $1 at Twin Creeks, $17 at Yanacocha and $34 at Ahafo. Total stockpile and leach pad inventory adjustments at Yanacocha of $49 were adjusted above by $32 related to a significant write off of recoverable ounces at the La Quinua Leach Pad.
(4)	Reclamation costs include operating accretion of $19 and amortization of asset retirement costs of $9.
(5)	Other expense, net is adjusted for restructuring and other costs of $7 and acquisition costs of $9.
(6)	Excludes development capital expenditures, capitalized interest and the increase in accrued capital of $122. The following are major development projects: Merian, Long Canyon, and the CC&V and the Tanami expansion.

			Advanced			Treatment				All-In
	Costs		Projects	General	Other	and		All-In	Ounces	Sustaining
Three Months Ended	Applicable	Reclamation	and	and	Expense,	Refining	Sustaining	Sustaining	(000)/Pounds	Costs per
September 30, 2015	to Sales (1)(2)(3)	Costs (4)	Exploration	Administrative	Net (5)	Costs	Capital (6)	Costs	(millions) Sold	oz/lb
Gold
Carlin	$208	$1	$5	$2	$—	$—	$49	$265	231	$1,147
Phoenix	48	1	—	1	—	3	3	56	59	949
Twin Creeks	67	2	2	—	—	—	7	78	119	655
Long Canyon	—	—	7	—	—	—	—	7	—	—
CC&V	10	1	1	—	—	—	1	13	33	394
Other North America	—	—	—	1	2	—	—	3	—	—
North America	333	5	15	4	2	3	60	422	442	955

Yanacocha	160	24	9	4	1	—	25	223	257	868
Merian	—	—	3	—	—	—	—	3	—	—
Other South America	—	—	10	—	—	—	—	10	—	—
South America	160	24	22	4	1	—	25	236	257	918

Boddington	131	2	—	—	—	5	10	148	208	712
Tanami	55	—	2	—	—	—	18	75	126	595
Waihi (7)	12	1	1	—	—	—	1	15	29	517
Kalgoorlie	68	2	1	—	—	1	3	75	86	872
Other Asia Pacific	—	—	1	6	—	—	1	8	—	—
Asia Pacific	266	5	5	6	—	6	33	321	449	715

Ahafo	52	1	5	—	—	—	11	69	79	873
Akyem	54	3	2	—	—	—	11	70	116	603
Other Africa	—	—	—	2	—	—	—	2	—	—
Africa	106	4	7	2	—	—	22	141	195	723

Corporate and Other	—	—	15	43	2	—	1	61	—	—
Total Gold	$865	$38	$64	$59	$5	$9	$141	$1,181	1,343	$879

Copper
Phoenix	$27	$1	$1	$—	$—	$3	$2	$34	14	$2.43
Boddington	33	—	—	—	—	3	3	39	19	2.05
Total Copper	$60	$1	$1	$—	$—	$6	$5	$73	33	$2.21

Consolidated	$925	$39	$65	$59	$5	$15	$146	$1,254
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $12.
(3)	Includes stockpile and leach pad inventory adjustments of $35 at Carlin, $20 at Yanacocha and $7 at Twin Creeks.
(4)	Reclamation costs include operating accretion of $19 and amortization of asset retirement costs of $20.
(5)	Other expense, net is adjusted for restructuring and other costs of $12, acquisition costs of $7 and write-downs of $3.
(6)	Excludes development capital expenditures, capitalized interest and the increase in accrued capital of $170. The following are major development projects: Merian, Turf Vent Shaft, Long Canyon, and the CC&V expansion project.
(7)	On October 29, 2015, the Company sold the Waihi mine.

			Advanced			Treatment				All-In
	Costs		Projects	General	Other	and		All-In	Ounces	Sustaining
Nine Months Ended	Applicable	Reclamation	and	and	Expense,	Refining	Sustaining	Sustaining	(000)/Pounds	Costs per
September 30, 2016	to Sales (1)(2)(3)	Costs (4)	Exploration	Administrative	Net (5)	Costs	Capital (6)	Costs	(millions) Sold	oz/lb
Gold
Carlin	$585	$4	$14	$4	$—	$—	$106	$713	683	$1,044
Phoenix	118	3	1	1	—	7	8	138	150	920
Twin Creeks	170	2	6	1	—	—	26	205	347	591
Long Canyon	—	—	17	—	—	—	—	17	—	—
CC&V	156	3	7	1	—	—	6	173	283	611
Other North America	—	—	9	1	3	—	3	16	—	—
North America	1,029	12	54	8	3	7	149	1,262	1,463	863

Yanacocha	364	43	26	7	2	—	66	508	479	1,061
Merian	—	—	21	—	—	—	—	21	—	—
Other South America	—	—	24	4	—	—	—	28	—	—
South America	364	43	71	11	2	—	66	557	479	1,163

Boddington	391	4	—	—	—	16	32	443	581	762
Tanami	180	2	10	—	—	—	58	250	357	700
Kalgoorlie	189	3	4	—	—	4	13	213	275	775
Other Asia Pacific	—	—	5	12	4	—	2	23	—	—
Asia Pacific	760	9	19	12	4	20	105	929	1,213	766

Ahafo	212	5	20	—	1	—	39	277	264	1,049
Akyem	174	6	8	—	1	—	17	206	347	594
Other Africa	—	—	2	4	—	—	—	6	—	—
Africa	386	11	30	4	2	—	56	489	611	800

Corporate and Other	—	—	38	143	2	—	6	189	—	—
Total Gold	$2,539	$75	$212	$178	$13	$27	$382	$3,426	3,766	$910

Copper
Phoenix	$76	$2	$—	$—	$—	$2	$7	$87	30	$2.90
Boddington	89	1	—	—	—	9	7	106	54	1.96
Total Copper	$165	$3	$—	$—	$—	$11	$14	$193	84	$2.30

Consolidated	$2,704	$78	$212	$178	$13	$38	$396	$3,619
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $35.
(3)	Includes stockpile and leach pad inventory adjustments of $51 at Carlin, $11 at Twin Creeks, $71 at Yanacocha and $34 at Ahafo. Total stockpile and leach pad inventory adjustments at Yanacocha of $103 were adjusted above by $32 related to a significant write off of recoverable ounces at the La Quinua Leach Pad.
(4)	Reclamation costs include operating accretion of $57 and amortization of asset retirement costs of $21.
(5)	Other expense, net is adjusted for restructuring and other costs of $26, acquisition costs of $11 and write-downs of $4.
(6)	Excludes development capital expenditures, capitalized interest and the increase in accrued capital of $436. The following are major development projects: Merian, Long Canyon, and the CC&V and the Tanami expansion.

			Advanced			Treatment				All-In
	Costs		Projects	General	Other	and		All-In	Ounces	Sustaining
Nine Months Ended	Applicable	Reclamation	and	and	Expense,	Refining	Sustaining	Sustaining	(000)/Pounds	Costs per
September 30, 2015	to Sales (1)(2)(3)	Costs (4)	Exploration	Administrative	Net (5)	Costs	Capital (6)	Costs	(millions) Sold	oz/lb
Gold
Carlin	$573	$3	$12	$6	$—	$—	$124	$718	662	$1,085
Phoenix	121	4	2	2	—	6	12	147	154	955
Twin Creeks	190	3	7	2	—	—	37	239	366	653
Long Canyon	—	—	13	—	—	—	—	13	—	—
CC&V	10	1	1	—	—	—	1	13	33	394
Other North America	—	—	6	—	5	—	3	14	—	—
North America	894	11	41	10	5	6	177	1,144	1,215	942

Yanacocha	405	73	22	14	2	—	59	575	707	813
Merian	—	—	8	—	—	—	—	8	—	—
Other South America	—	—	32	1	—	—	—	33	—	—
South America	405	73	62	15	2	—	59	616	707	871

Boddington	411	7	1	—	—	17	34	470	585	803
Tanami	172	2	5	—	—	—	55	234	341	686
Waihi (7)	49	2	3	—	—	—	2	56	103	544
Kalgoorlie	206	5	2	—	—	3	14	230	233	987
Other Asia Pacific	—	—	3	11	8	—	3	25	—	—
Asia Pacific	838	16	14	11	8	20	108	1,015	1,262	804

Ahafo	151	5	16	—	1	—	40	213	251	849
Akyem	151	5	6	—	1	—	30	193	352	548
Other Africa	—	—	2	7	—	—	—	9	—	—
Africa	302	10	24	7	2	—	70	415	603	688

Corporate and Other	—	—	60	136	9	—	5	210	—	—
Total Gold	$2,439	$110	$201	$179	$26	$26	$419	$3,400	3,787	$898

Copper
Phoenix	$69	$2	$1	$1	$—	$2	$7	$82	36	$2.28
Boddington	101	1	—	—	—	10	8	120	57	2.11
Total Copper	$170	$3	$1	$1	$—	$12	$15	$202	93	$2.17

Consolidated	$2,609	$113	$202	$180	$26	$38	$434	$3,602
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $36.
(3)	Includes stockpile and leach pad inventory adjustments of $86 at Carlin, $42 at Yanacocha, $19 at Boddington and $12 at Twin Creeks.
(4)	Reclamation costs include operating accretion of $55 and amortization of asset retirement costs of $58.
(5)	Other expense, net is adjusted for restructuring and other costs of $26, acquisition costs of $15 and write-downs of $6.
(6)	Excludes development capital expenditures, capitalized interest and the increase in accrued capital of $455. The following are major development projects: Merian, Turf Vent Shaft, Long Canyon, and the CC&V expansion project.
(7)	On October 29, 2015, the Company sold the Waihi mine.

Similar to the historical AISC amounts presented above, AISC outlook is also a non-GAAP financial measure. A reconciliation of the 2016 Gold AISC outlook range to the 2016 CAS outlook range is provided below. The estimates in the table below are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. See the Cautionary Statement at the end of this release for additional information.

2016 Outlook - Gold	Outlook range
	Low	High
Costs Applicable to Sales [1,2]	$3,275	$3,540
Reclamation Costs [3]	90	110
Advanced Projects and Exploration	275	300
General and Administrative	225	275
Other Expense	10	25
Treatment and Refining Costs	25	50
Sustaining Capital [4]	550	600
All-in Sustaining Costs	$4,525	$4,840
Ounces (000) Sold	5,100	5,350
All-in Sustaining Costs per oz	$870	$930

(1) Excludes Depreciation and amortization and Reclamation and remediation.
(2) Includes stockpile and leach pad inventory adjustments.
(3) Remediation costs include operating accretion and amortization of asset retirement costs.
(4) Excludes development capital expenditures, capitalized interest and increase in accrued capital.

Net average realized price per ounce/ pound

Average realized price per ounce/ pound are non-GAAP financial measures. The measures are calculated by dividing the Net consolidated gold and copper sales by the consolidated gold ounces or copper pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on a consolidated basis. Average realized price per ounce/ pound statistics are intended to provide additional information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measure:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Sales	$1,791	$1,560	$4,922	$4,633
Consolidated copper sales, net	(63)	(66)	(171)	(212)
Consolidated gold sales, net	$1,728	$1,494	$4,751	$4,421

Gross before provisional pricing	$1,736	$1,509	$4,754	$4,453
Provisional pricing mark-to-market	2	(6)	24	(6)
Gross after provisional pricing	1,738	1,503	4,778	4,447
Treatment and refining charges	(10)	(9)	(27)	(26)
Net	$1,728	$1,494	$4,751	$4,421
Consolidated gold ounces sold (thousands):	1,300	1,343	3,766	3,787
Average realized gold price (per ounce):
Gross before provisional pricing	$1,334	$1,124	$1,262	$1,176
Provisional pricing mark-to-market	2	(5)	6	(2)
Gross after provisional pricing	1,336	1,119	1,268	1,174
Treatment and refining charges	(7)	(7)	(7)	(7)
Net	$1,329	$1,112	$1,261	$1,167

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Sales	$1,791	$1,560	$4,922	$4,633
Consolidated gold sales, net	(1,728)	(1,494)	(4,751)	(4,421)
Consolidated copper sales, net	$63	$66	$171	$212

Consolidated copper sales:
Gross before provisional pricing	$67	$79	$183	$242
Provisional pricing mark-to-market	—	(8)	—	(17)
Gross after provisional pricing	67	71	183	225
Treatment and refining charges	(4)	(5)	(12)	(13)
Net	$63	$66	$171	$212
Consolidated copper pounds sold (millions):	30	33	84	93
Average realized copper price (per pound):
Gross before provisional pricing	$2.18	$2.36	$2.17	$2.58
Provisional pricing mark-to-market	—	(0.25)	—	(0.19)
Gross after provisional pricing	2.18	2.11	2.17	2.39
Treatment and refining charges	(0.14)	(0.14)	(0.14)	(0.14)
Net	$2.04	$1.97	$2.03	$2.25

Gold By-Product Metrics

Copper is a by-product often obtained during the process of extracting and processing the primary ore-body. In our GAAP Condensed Consolidated Financial Statements, the value of these by-products is recorded as a credit to our CAS and the value of the primary ore is recorded as Sales. In certain instances, copper is a co-product, or significant resource in the primary ore-body, and the revenue is recorded as Sales in our GAAP Condensed Consolidated Financial Statements.

Gold By-Product Metrics are non-GAAP financial measures that serve as a basis for comparing the Company’s performance with certain competitors. As Newmont’s operations are primarily focused on gold production, “Gold By-Product Metrics” were developed to allow investors to view Sales, CAS per ounce and AISC per ounce calculations that classify all copper production as a by-product, even when copper is the primary ore-body. These metrics are calculated by subtracting copper sales recognized from Sales and including these amounts as offsets to CAS.

Gold By-Product Metrics are calculated on a consistent basis for the periods presented on a consolidated basis. These metrics are intended to provide supplemental information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks, such as in IFRS.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Consolidated gold sales, net	$1,728	$1,494	$4,751	$4,421
Consolidated copper sales, net	63	66	171	212
Sales	$1,791	$1,560	$4,922	$4,633

Costs applicable to sales	$983	$925	$2,736	$2,609
Less: Consolidated copper sales, net	(63)	(66)	(171)	(212)
By-Product costs applicable to sales	$920	$859	$2,565	$2,397
Gold sold (thousand ounces)	1,300	1,343	3,766	3,787
Total Gold CAS per ounce (by-product)	$708	$640	$681	$633

Total AISC	$1,279	$1,254	$3,619	$3,602
Less: Consolidated copper sales, net	(63)	(66)	(171)	(212)
By-Product AISC	$1,216	$1,188	$3,448	$3,390
Gold sold (thousand ounces)	1,300	1,343	3,766	3,787
Total Gold AISC per ounce (by-product)	$935	$885	$916	$895

Conference call information

Conference Call Details
Dial-In Number	800.857.6428
Intl Dial-In Number	517.623.4916
Leader	Meredith Bandy
Passcode	Newmont
Replay Number	800.867.1928
Intl Replay Number	203.369.3838

Webcast Details

URL: http://event.on24.com/wcc/r/1210629/8DE94642979833DFAC21E24AC46E6496

The third quarter 2016 results will be available after the market closes on Wednesday, October 26, 2016 on the “Investor Relations” section of the Company’s website, www.newmont.com. Additionally, the conference call will be archived for a limited time on the Company’s website.

Cautionary Statement Regarding Forward Looking Statements, Including Outlook:

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Such forward-looking statements may include, without limitation: (i) estimates of future production and sales; (ii) estimates of future costs applicable to sales and All-in sustaining costs; (iii) estimates of future capital expenditures; (iv) estimates of future cost reductions and efficiencies; (v) expectations regarding the development, growth and potential of the Company’s operations, projects and investment, including, without limitation, returns, IRR, schedule, commercial start and first production and upside; (vi) expectations regarding future debt repayments and reductions; (vii) expectations regarding future free cash flow generation, liquidity and balance sheet strength; and (viii) expectations regarding the completion of the sale of the Company’s interest in PTNNT, including, without limitation, the timing of closing, anticipated receipt of sale consideration and contingent payments, expected use of proceeds, expected accounting impacts resulting from the proposed transaction, future operation and transition of Batu Hijau (including Phase 7) and future development of Elang. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s operations and projects being consistent with current expectations and mine plans, including without limitation receipt of export approvals; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions for the Australian dollar to the U.S. dollar, as well as other the exchange rates being approximately consistent with current levels; (v) certain price assumptions for gold, copper and oil; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineralized material estimates; (viii) the acceptable outcome of negotiation of the amendment to the Contract of Work and/or resolution of export issues in Indonesia; and (ix) other assumptions noted herein. Investors are cautioned that no assurances can be made with respect to the closing of the pending sale of the Company’s interest in PTNNT, which remains contingent on the satisfaction of conditions precedent, including, without limitation, maintenance of valid export license at closing, the concurrent closing of the PTMDB sale of its 24 percent stake to the buyer; and no occurrence of material adverse events that would substantially impact the future value of Batu Hijau. Potential additional risks include other political, regulatory or legal challenges and community and labor issues. The amount of contingent payment will also remain subject to risks and uncertainties, including copper prices and future production and development at Batu Hijau and Elang. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the “forward-looking statements”. Other risks relating to forward looking statements in regard to the Company’s business and future performance may include, but are not limited to, gold and other metals price volatility, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political and operational risks, community relations, conflict resolution and outcome of projects or oppositions and governmental regulation and judicial outcomes. For a more detailed discussion of such risks and other factors, see the Company’s 2015 Annual Report on Form 10-K, filed on February 17, 2016, with the Securities and Exchange Commission (SEC), and the Company’s Form 10-Q for the quarter ended September 30, 2016, filed with the SEC on October 26, 2016 as well as the Company’s other SEC filings. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors' own risk.

Investors are reminded that this news release should be read in conjunction with Newmont’s Form 10-Q expected to be filed on or about October 26, 2016 with the SEC (also available at www.newmont.com).

CONTACT:
Newmont Mining Corporation
Investor Contact
Meredith Bandy, 303-837-5143
meredith.bandy@newmont.com
or
Media Contact
Omar Jabara, 303-837-5114
omar.jabara@newmont.com